THIRD AMENDMENT TO LEASE AGREEMENT
Exhibit 10.29
     THIS THIRD AMENDMENT TO LEASE AGREEMENT (“Third Amendment”) is entered into on September 30, 2003, by RYAN COMPANIES US, INC., a Minnesota corporation (“Landlord”), PEGASUS SOLUTIONS COMPANIES, a Delaware corporation (“Tenant”), and PEGASUS SOLUTIONS, INC., a Delaware corporation (“Guarantor”).
Recitals:
     A. Landlord and Tenant entered into that certain Lease Agreement (“Lease”) for the Premises dated September 14, 2001, as amended by the First Amendment to Lease Agreement dated as of June 28, 2002, and by the Second Amendment to Lease Agreement dated February 28, 2003. Undefined capitalized terms in this Third Amendment are defined in the Lease.
     B. Tenant desires to lease an additional 19,975 square feet of Rentable Area on the third floor of the Building (the “Expansion Space”) for a term coterminous with the existing Term of the Lease.
     C. Upon execution of this Amendment by the parties hereto, the Rentable Area of the Premises will be 144,959 square feet (as calculated and certified by the Project Architect) which represents the entire Rentable Area of the Building.
     D. Landlord and Tenant wish to amend the Lease to provide for the expansion of Tenant’s Premises.
Covenants:
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
     1. Landlord will cause Ryan Companies US, Inc. as the general contractor to construct and install the tenant improvements for the Expansion Space (the “Expansion Space Tl”). The Expansion Space Tl will be the improvements shown on the plan (“Plan”) for the Expansion Space prepared by Evolution Design, who has been designated by Landlord and Tenant as the Architect for the Expansion Space. If the Plan has not been completed by the date of this Third Amendment, Landlord and Tenant will work diligently with the Architect to complete the Plan.
     2. Landlord will contribute Forty Dollars ($40.00) per rentable square foot in the Expansion Space for the cost of design, space planning, construction and installation of the Expansion Space Tl (“Allowance”). The general contractor will receive a total fee of eight percent (8%) of the cost of the Expansion Space Tl for its profit and overhead together with its general conditions and all sales and excise taxes (“Markups”). The Markups will be a charge against the Allowance. If the final cost of the Expansion Space Tl exceeds the Allowance, Tenant will reimburse Landlord for the overage before taking occupancy of the Expansion Space unless Landlord in its sole discretion elects in writing to amortize the overage over the Term of the Lease.
     3. Landlord will deliver the space to Tenant fifty working days (50) from issuance of a building permit, as such date may be extended by reason of Tenant Delay or Force Majeure. Any delay in Substantial Completion will not affect the terms and conditions of the Lease or Tenant’s obligations to Landlord. If Substantial Completion does not occur on or before thirty (30) days after the 50 working days (the “Adjusted Delivery Date”), as such date may be extended by reason of Tenant Delay or Force Majeure, then Tenant’s sole and exclusive remedy will be to receive one (1) day of free rent credit (for the Expansion Space only) for each day after the Adjusted Delivery Date until the date of Substantial Completion.
     4. The Term of the Lease as to the Expansion Space (the “Expansion Space Term”) will commence five (5) calendar days after Substantial Completion of the Expansion Space Tl (the “Expansion Space Commencement Date”), and will expire on January 31, 2013 unless the Lease is sooner terminated or thereafter extended as provided in the Lease.
     5. Beginning on the Expansion Space Commencement Date:
a.	The Rentable Area of the Premises will be increased by the Rentable Area of the Expansion Space which will be calculated by the Architect.

b.	Tenant’s share of Operating Costs for the Building will be one hundred percent (100%).

c.	Tenant will pay Annual Base Rent to Landlord for the Expansion Space (in addition to Annual Base Rent for the existing Premises) calculated as set forth below, without prior notice or demand, monthly in installments on the first day of each calendar month during the Term:

Years 1–5	$17.59 per rentable square foot, net of Operating Costs

Years 6 - End of initial 10-year term $20.23 per rentable square foot, net of Operating Costs
     6. Landlord will pay CB Richard Ellis and Colliers Classis a brokerage commission on this transaction per separate agreements with the brokers.

     7. Guarantor consents to this Third Amendment.
     8. Except as otherwise expressly provided herein, all other terms and conditions of the Lease will apply to the Expansion Space commencing on the Expansion Space Commencement Date unless patently inapplicable.
     9. In the event of any inconsistency between the provisions of the Lease (as earlier amended) and this Third Amendment, this Third Amendment will govern. Except as expressly provided above, the Lease (as earlier amended) will remain in full force and effect without change.

LANDLORD:	TENANT:

RYAN COMPANIES US, INC.,	PEGASUS SOLUTIONS COMPANIES,
a Minnesota corporation	a Delaware corporation

By:		By:

	Its:		Its:

GUARANTOR:

PEGASUS SOLUTIONS, INC., a Delaware corporation

By:

Its: